Exhibit 10.50

INTERIM AMENDMENT TO LEASE

This INTERIM AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of September 4, 2003, by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation (hereinafter referred to as “Landlord”), and PFAB LP, a Texas limited partnership (hereinafter referred to as “Tenant”).

BACKGROUND:

A.

Walstib, L.P.  (“Walstib”) and PharmaFab, Inc., a Texas corporation (“PharmaFab”), entered into that certain Commercial Lease Agreement dated on or about June 29, 1999, and having a Commencement Date as of October 25, 1999 (as same may have been amended and assigned, the “Lease”) regarding certain premises (the “Premises”) located at 360 Riverside Business Center in the City of Grand Prairie, Tarrant County, Texas, as more particularly described in the Lease.

B.	Pursuant to that certain Assignment of Lease dated on or about June 29, 1999, to be effective as of July 1, 1999, PharmaFab assigned its right, title and interest in the Lease to Tenant.
C.

Walstib and Tenant amended the Lease pursuant to that certain First Amendment to Lease dated effective as of September 1, 2002 (the “First Amendment”) pursuant to which the Premises were expended from approximately 44,000 square feet of space in Suite 100 of Building B of the industrial Center (the “Suite 100 Space”) to include approximately 50,000 additional square feet in Suite 100 of Building A of the Industrial Canter (the “Building A Space”) and Bruce K. Montgomery was released from his Guaranty of Lease.

D.	Landlord succeeded to the interest of Walstib under the Lease.
E.	Landlord and Tenant are currently negotiating a Second Amendment to Lease (the “Second Amendment”) relocating a portion of the Premises.
F.

Landlord and Tenant desire to amend the Lease on an interim basis, to allow entry by Tenant into the space located at 2940 North Highway 360, Grand Prairie, Texas (the “Expansion Premises”) for the purpose of installing Tenant’s equipment and telecommunications equipment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Capitalized Terms. All capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Lease, as amended hereby.
2.

Expansion. As of September 4, 2003 (the “Effective Date’’, the term “Premises” as used In the Lease shall include the Expansion Premises, Tenant’s occupancy of the Expansion Premises is under all terms and conditions of the Lease, as modified hereby.

3.

Term - Expansion Premises. The term of the Lease with regard to the Expansion Premises is month to month (‘Temporary Expansion Term”).  The Temporary Expansion Term shall expire upon the earlier of (i) full execution of the Second Amendment and fulfillment of the contingency set forth therein, or (ii) 15 days after written notice of termination by either party to the other party.

4.

Rental. The Rent for the Expansion Premises is $1,000 per month, payable as provided in the Lease.  Tenant shall not be responsible for payment of Tenant’s Share of Operating Expenses with regard to the Expansion Premises during the Temporary Expansion Term.  Rent for any partial calendar month shall be prorated on a per diem basis.

5.

Acceptance of Premises. Tenant accepts the Expansion Premises in their “AS IS, WHERE IS” condition, and Landlord has no obligation to Improve, repair, restore, or refurbish the Premises.  Tenant’s occupancy of any portion of the Premises is conclusive evidence that Tenant:  (A) accepts such portion of the Premises as suitable for the purposes for which they are leased; (B) accepts such portion of the Premises as being in a good and satisfactory condition; (C) waives any defects in the Premises; and (D) having been provided an opportunity to inspect and measure each portion of the Premises, agrees that the square footage numbers specified in this Amendment are accurate, binding, and conclusive for all purposes.  Neither Landlord nor any other Landlord Entity has made, and Tenant waives, any express or implied representation or warranty with respect to the Premises or any other portion of the Industrial Center including, without limitation, any representation or warranty with respect to the suitability or fitness of the Premises or any other portion of the Industrial Center for the conduct of Tenant’s business.  Landlord expressly recognizes, covenants and agrees that notwithstanding the terms of this Paragraph 4 or Paragraph 7, to the contrary, nothing in this Paragraph 4 relieves Landlord of any of its obligations pursuant to the Lease.  Including, without limitation, Paragraph 7.2 of the Lease and Paragraph 16.17 of the Lease.

6.	Brokerage Mutual Indemnities.

a.Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Trammel Crow Company and CB Richard Ellis (collectively, “Brokers”).  Tenant shall indemnify, defend, and hold Landlord harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent other than Brokers claiming by, through, or under Tenant with respect to this Amendment.

b.Landlord Warrants that it has had no dealing; with any broker or agent in connection with the negotiation or execution of this Amendment other than Brokers.  Landlord shall indemnify, defend, and hold Tenant harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent, including Brokers, claiming by, through or under Landlord with respect to this Amendment.

c.Any brokerage commissions payable to Brokers are payable by Landlord pursuant to the terms of separate agreements between Landlord and Broker.

7.

No Offsets. Tenant hereby represents to Landlord that to the best of Tenant’s knowledge, as of the date of this Amendment.  Tenant has no defenses to or offsets against the full and timely payment and performance of each and every covenant and obligation required to be performed by Tenant under the terms of the Lease.

8.	Conflicts. The terms of this Amendment prevail if there is a conflict with the terms of the Lease.
9.

Headings. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective Paragraph.

10.

Binding Effect. This Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns (but this reference to assigns shall not be deemed to act as a consent to an assignment by Tenant).

11.	Ratification. The Lease, as amended and modified hereby, is ratified and confirmed by the parties as being in full force and effect.

EXECUTED as of the date first above written.

LANDLORD:

TEACHERS INSURANCE AND ANNUITY|
ASSOCIATION OF AMERICA,
a New York Corporation

By:
Print Name:
As Its:

TENANT:

PFAB LP,

a Texas limited partnership

By:	PharmaFab Texas, LLC,
its general partner

By:
Print Name: Darlene M. Ryan
As Its: Sole Manager

ATTACHMENT “A”

to Interim Amendment to Lease by and between

Teachers Insurance and Annuity Association of America, as Landlord

and

PFAB LP, as Tenant

FLOOR PLAN OF THE EXPANSION PREMISES